EXHIBIT 99.1

McGrath RentCorp Announces Results for Second Quarter 2015

Rental revenues increase 2%
EPS decreases 18% to $0.32 for the quarter

LIVERMORE, Calif., July 30, 2015 (GLOBE NEWSWIRE) -- McGrath RentCorp (NASDAQ:MGRC) (the "Company"), a diversified business-to-business rental company, today announced total revenues for the quarter ended June 30, 2015, of $96.0 million, an increase of less than 1%, compared to $95.7 million in the second quarter of 2014. The Company reported net income of $8.5 million, or $0.32 per diluted share for the second quarter of 2015, compared to net income of $10.2 million, or $0.39 per diluted share, in the second quarter of 2014. Second quarter 2014 results included a $0.8 million non-operating gain on sale of an excess property, which contributed $0.02 per diluted share.

Dennis Kakures, President and CEO of McGrath RentCorp, made the following comments regarding these results and future expectations:

"Our electronics rental business second quarter results were well below our expectations and chiefly responsible for the overall Company's year over year decline in second quarter EPS of $0.07 to $0.32 from $0.39 a year ago. The shortfall in TRS-RenTelco rental revenues for the quarter compared to a year ago, directly related to reduced communications test equipment business activity levels, was the primary factor behind TRSR's approximately $0.07 EPS reduction to overall Company earnings. The Company's quarterly results were also negatively impacted by Adler Tank Rentals' exposure to depressed crude oil prices and the related current industry oversupply of 21K tanks, resulting in approximately a $0.03 reduction in EPS for the quarter compared to a year ago. In addition, 2014 second quarter results included a non-operating gain on sale of an excess property which contributed $0.02 to EPS. Partially offsetting these year over year comparisons, our modular segment contributed approximately $0.05 more in EPS for the quarter compared to the same period a year ago. Our modular segment results were driven primarily by the continuing strong recovery of our modular building business, and secondarily by increasing profitability from our portable storage business.

Rental revenues for TRS-RenTelco, our electronics division, declined by $2.5 million for the quarter, or 10%, to $21.9 million from a year ago. The year over year reduction in rental revenues was driven entirely by lower communications test equipment business activity. We continued to experience a significantly slower wireless communications network upgrade environment compared to the first half of 2014. We had anticipated higher activity levels in this market vertical beginning in the second quarter that did not materialize. Although we anticipate some improvement in test equipment order activity in communications network upgrades in the second half of 2015, we have pared back our expectations significantly. General-purpose test equipment rental activity which had been slow throughout 2014 continued to improve during the second quarter. During the second quarter, the average rental billing level for these products was higher than for the same period a year ago. EBIT, or income from operations, for the quarter declined by $3.1 million, or 35%, from the same period in 2014. The reduction in rental revenue of $2.5 million was the primary contributor to lower year over year EBIT along with lower gross profit on equipment sales, higher laboratory costs and depreciation expense, partially offset by lower SG&A expenses. The higher percentage drop in year over year EBIT at 35% compared to rental revenues at 10% is primarily due to equipment mix and depreciation expense typically making up between 70 to 75% of direct rental costs. In other words, within any given quarter, we only have a limited amount of variable cost associated with rental revenue generation that can easily and responsibly be taken out of the business. In particular, with communications test equipment having much shorter depreciable lives than for general-purpose test equipment, there is a significantly higher monthly depreciation expense, but also much higher rental rates than for general-purpose test equipment. As a result, when communications test equipment is unutilized it impacts profitability more significantly than for general-purpose test equipment due to its higher carrying costs without its matching higher rental rates and revenues. Average equipment utilization was 59.5% for the second quarter, compared to 59.3% for the same period in 2014. Average rental rates for the second quarter of 2015 declined by 13% to 4.56% from 5.25% a year ago, primarily due to the on-rent equipment mix increasing for general-purpose and decreasing for communications test equipment. General-purpose test equipment has longer depreciable lives and lower rental rates than communications test equipment.

Rental revenues at Adler Tank Rentals, our liquid and solid containment tank and box division, declined by $1.0 million for the quarter, or 5% to $17.7 million from a year ago. Adler Tank Rentals serves a wide variety of market segments including industrial plant, petrochemical, pipeline, oil & gas, waste management, environmental field service and construction. Average utilization and total original cost of rental equipment were 60.6% and $303 million for the quarter compared to 63.2% and $287 million a year ago. Second quarter average equipment on rent at original cost was $183 million compared to $181 million for the same period in 2014. Period end equipment on rent at original cost rose to $188 million from $179 million a year ago. However, average monthly rental rates slid to 3.23% from 3.44%, or by 6% from a year ago. The reduction in rental rates is primarily due to lower crude oil prices and the significant decline in wellhead related drilling and completions activity, resulting in highly competitive upstream rental market conditions, in particular for 21K tanks. The oversupply of 21K tanks relative to demand in the oilfields is also putting downward pressure on rental pricing in midstream, downstream and other market verticals. Keep in mind, our 21K tanks are a multipurpose product and are the primary containment source utilized in virtually all market verticals from ground water collection to fracking to ethanol glycol (deicing fluid) storage. We remain cautious in our outlook for our liquid and solid containment rental business for the remainder of 2015 due to the current excess supply of 21K tanks in the marketplace. EBIT for the quarter decreased $1.2 million, or 18%, to $5.5 million from a year ago. The higher percentage decrease in EBIT at 18% as compared to rental revenues at 5% for the quarter was primarily a result of lower profit on rental related services, higher loss on equipment sales, and higher depreciation expense, partially offset by lower equipment preparation costs, all from a year ago.

Modular division-wide rental revenues for the quarter increased $5.0 million, or 22%, to $27.7 million from a year ago. This is the ninth consecutive year over year quarterly rental revenue increase. During the second quarter, we experienced a 29% increase in division-wide year over year first month's rental revenue bookings for modular buildings with a 28% increase in California and 29% outside the state. Second quarter 2015 modular division average utilization was 74.4%, an increase from 70.3% a year ago. Modular division EBIT for the quarter increased to $5.3 million, or by 77%, from the same period a year ago. EBIT margin increased to 13% from 8% a year ago. This favorable increase in EBIT profit and margin was driven primarily by higher rental revenues and rental revenue margin expansion. Gross margin on rental revenues increased to 44% for the quarter from 41% a year ago. Modular division EBIT results also benefited from higher profit on rental related services, offset by higher SG&A expenses and lower profit on equipment sales from last year's quarter. It should be noted that these results were generated despite a year over year 14% increase in building and container preparation, and inventory center related, costs associated with meeting continued strong order demand for both products.

Mobile Modular Portable Storage made good progress during the second quarter in building its customer following, increasing booking levels, and growing both rental revenues and profitability. First month's rent booking levels and rental revenues for the second quarter grew by 20% and 36%, respectively, from the same period a year ago. EBIT for our storage container rental business was up two-fold from the second quarter of 2014. We are targeting further geographic expansion during 2015. We are on track towards building a meaningful-sized storage container rental business with attractive operating metrics.

As a result of our electronic test equipment division earnings shortfall to date, coupled with a challenging outlook for communications market rental opportunities for the remainder of 2015, we are revising our 2015 full year EPS guidance to a range of $1.55 to $1.65 from $1.75 to $1.95. It's important to emphasize when there are shortfalls in rental revenues in our electronics business, and in particular related to communications test equipment products with shorter depreciable lives, the negative earnings impact can be significant as discussed above. Conversely, when this communications test equipment is utilized, the great majority of the rental revenue generated will drop to the pre-tax line.

Over the past few years, we have been through a significant investment cycle in the Company. During this period, we launched our portable storage business, expanded our modular business to the Mid-Atlantic region from Georgia to Washington D.C., entered the liquid and solid containment rental industry through the acquisition of Adler Tank Rentals and created a national footprint for the business, and shepherded the turnaround and early recovery of our legacy largest earnings engine modular business to improving financial health from having lost approximately $1.00 of annual EPS due to the effects of the Great Recession. Our electronics rental business performed well through the majority of this time frame, and will do so again in the future. As both a business manager and an investor in McGrath RentCorp, I can fully appreciate the challenges associated with getting four different rental businesses all performing at favorable levels consistently. We are well on our way to creating four large rental businesses with collectively materially greater annual earnings horsepower than we have experienced to date. Twenty-one consecutive quarters of year over year rental revenue growth should be a clear beacon of what we are building over time. Cyclical challenges with our different rental businesses will occur from time to time; however, as our meaningful modular rental business earnings platform continues to recover, and our newest investments continue to grow and improve their key metrics, the impact of downturns in any one specific vertical market, within any one business should be considerably less of an impact on overall Company results. The Company's management is confident in the foundation for growth in place today supporting greater shareholder value in our future. Last, as noted in our Q1 2015 10Q, in March, 2015 the Company entered into a share repurchase plan in accordance with Rule 10b5-1 and continues to be active in repurchasing its shares."

All comparisons presented below are for the quarter ended June 30, 2015 to the quarter ended June 30, 2014 unless otherwise indicated.

MOBILE MODULAR

For the second quarter of 2015, the Company's Mobile Modular division reported a 77% increase in income from operations to $5.3 million. Rental revenues increased 22% to $27.7 million, depreciation expense increased 18% to $4.7 million and other direct costs increased 14% to $10.7 million, which resulted in an increase in gross profit on rental revenues of 32% to $12.2 million. Rental related services revenues increased 31% to $10.5 million, with gross profit on rental related services revenues increasing 38% to $3.1 million. Sales revenues decreased 41% to $3.8 million with gross profit on sales revenues decreasing 23% to $1.1 million, primarily due to lower new equipment sales revenues in the second quarter of 2015. Selling and administrative expenses increased 12% to $11.3 million primarily due to increased employee headcount, salaries and benefit costs and higher allocated corporate expenses.

TRS-RENTELCO

For the second quarter of 2015, the Company's TRS-RenTelco division reported a 35% decrease in income from operations to $5.9 million. Rental revenues decreased 10% to $21.9 million, depreciation expenses increased 2% to $10.3 million and other direct costs increased 7% to $3.3 million, which resulted in a decrease in gross profit on rental revenues of 26% to $8.3 million. Sales revenues decreased 24% to $4.8 million in 2015. Gross profit on sales revenues decreased 18% to $2.7 million, with gross margin percentage increasing to 55% from 51% in 2014, due to higher gross margins on new and used equipment sales revenues. Selling and administrative expenses decreased 8% to $5.5 million, primarily due to lower allocated corporate expenses.

ADLER TANKS

For the second quarter of 2015, the Company's Adler Tanks division reported an 18% decrease in income from operations to $5.5 million. Rental revenues decreased 5% to $17.7 million, other direct costs decreased 18% to $2.2 million and depreciation expense increased 5% to $4.0 million, which resulted in a decrease in gross profit on rental revenues of 6% to $11.6 million. Rental related services revenues decreased 5% to $5.9 million, with gross profit on rental related services decreasing 19% to $1.1 million. Selling and administrative expenses were flat at $6.9 million.

OTHER HIGHLIGHTS

  Debt increased $16.3 million during the quarter to $337.2 million, with the Company's funded debt (notes payable) to equity ratio increasing to 0.79 to 1 at June 30, 2015 compared to 0.75 to 1 at March 31, 2015. As of June 30, 2015, the Company had capacity to borrow an additional $192.8 million under its lines of credit.
  Dividend rate increased 2% to $0.25 per share for the second quarter 2015 compared to the second quarter 2014. On an annualized basis, this dividend represents a 3.6% yield on the July 29, 2015 close price of $27.67.
  Adjusted EBITDA decreased 4% to $38.7 million for the second quarter of 2015 compared to the second quarter of 2014. At June 30, 2015, the Company's ratio of funded debt to the last twelve months actual Adjusted EBITDA was 2.00 to 1 compared to 1.88 to 1 at March 31, 2015. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization and share-based compensation. A reconciliation of net income to Adjusted EBITDA and Adjusted EBITDA to net cash provided by operating activities can be found at the end of this press release.

You should read this press release in conjunction with the financial statements and notes thereto included in the Company's latest Forms 10-K and 10-Q and other SEC filings. You can visit the Company's web site at www.mgrc.com to access information on McGrath RentCorp, including the latest Forms 10-K and 10-Q and other SEC filings.

FINANCIAL GUIDANCE

The Company revises its previous 2015 full-year earnings guidance range of $1.75 to $1.95 to an updated range of $1.55 to $1.65 per diluted share.

For the full-year 2015, the Company expects 2% to 5% growth in rental revenues over 2014. Sales revenue is expected to be approximately 20% lower than 2014. Rental equipment depreciation expense is expected to increase to between $76 and $78 million, driven by rental fleet growth. "Other" direct costs of rental operations, primarily for rental equipment maintenance and repair, are expected to increase to between $60 and $62 million in 2015. Selling and administrative costs are expected to increase to between $100 and $103 million to support business growth. Full year interest expense is expected to be between $9.5 and $10.5 million. The Company expects the 2015 effective tax rate to be 39.5% and the diluted share count to be between 26.0 and 26.2 million shares. These forward-looking statements reflect McGrath RentCorp's expectations as of July 30, 2015. Actual 2015 full-year earnings per share results may be materially different and affected by many factors, including those factors outlined in the "forward-looking statements" paragraph at the end of this press release.

ABOUT MCGRATH RENTCORP

Founded in 1979, McGrath RentCorp is a diversified business-to-business rental company. The Company's Mobile Modular division rents and sells modular buildings to fulfill customers' temporary and permanent classroom and office space needs in California, Texas, Florida, and the Mid-Atlantic from Washington D.C. to Georgia. The Company's TRS-RenTelco division rents and sells electronic test equipment and is one of the leading rental providers of general purpose and communications test equipment in the Americas. The Company's Adler Tank Rentals subsidiary rents and sells containment solutions for hazardous and nonhazardous liquids and solids with operations today serving key markets throughout the United States. In 2008, the Company entered the portable storage container rental business under the trade name Mobile Modular Portable Storage. Today, the business is located in the key markets of California, Texas, Florida, Northern Illinois, New Jersey and most recently entered the North Carolina region. For more information on McGrath RentCorp and its operating units, please visit our websites:

Corporate – www.mgrc.com
Tanks and Boxes – www.AdlerTankRentals.com
Modular Buildings – www.MobileModularRents.com
Portable Storage – www.MobileModularRents-PortableStorage.com
Electronic Test Equipment – www.TRS-RenTelco.com
School Facilities Manufacturing – www.Enviroplex.com

CONFERENCE CALL NOTE

As previously announced in its press release of July 9, 2015, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on July 30, 2015 to discuss the second quarter 2015 results. To participate in the teleconference, dial 1-888-503-8175 (in the U.S.), or 1-719-325-2429 (outside the US), or visit the investor relations section of the Company's website at www.mgrc.com. Telephone replay of the call will be available for 7 days following the call by dialing 1-888-203-1112 (in the U.S.), or 1-719-457-0820 (outside the U.S.). The pass code for the call replay is 8555107. In addition, a live audio webcast and replay of the call may be found in the investor relations section of the Company's website at http://mgrc.com/Investor/EventsAndArchive

FORWARD-LOOKING STATEMENTS

Statements in this press release which are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, regarding McGrath RentCorp's business strategy, future operations, financial position, estimated revenues or losses, projected costs, prospects, plans and objectives are forward looking statements. These forward-looking statements appear in a number of places and can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "future," "intend," "hopes," "goals" or "certain" or the negative of these terms or other variations or comparable terminology. In particular, the statements made in this press release about the following topics are forward looking statements: anticipation of improvement in test equipment order activity in communication network upgrades in the second half of 2015; further geographic expansion of the Mobile Modular Portable Storage business during 2015; the Company being on track towards building a meaningful-sized storage container rental business with attractive operating metrics; anticipation of electronics business performing well again in the future; anticipation of creating four large rental businesses with collectively materially greater annual earnings horsepower, which would lessen the negative impact of downturns in any one specific vertical market; the continued recovery of the modular business; anticipation of newest investments continuing to grow and improve their key metrics; anticipation of continuing share repurchase activities; and updated 2015 full-year guidance.

Management cautions that forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected in such forward-looking statements including, without limitation, the following: the extent of and timetable for the recovery underway in our modular building division; the scope of recovery of the electronics division, including general-purpose equipment and communications equipment rentals, during the remainder of 2015; the utilization levels of our Adler Tanks liquid and sold containment tank and box rental assets, including as a result of the impact from the precipitous decline in crude oil prices; the extent of economic recovery, particularly in California, including the impact on funding for school facility projects and residential and commercial construction sectors; our customers' need and ability to rent our products; failure by third parties to manufacture and deliver our products in a timely manner and to our specifications; our ability to successfully integrate and operate acquisitions, as well as manage expansions; our ability to effectively manage our rental assets, as well as building preparation and transportation costs relating to our rental assets; the risk that we may be subject to litigation under environmental, health and safety and product liability laws and claims from employees, vendors and other third parties; new or modified statutory or regulatory requirements; success of our strategic growth initiatives; risks associated with doing business with government entities; seasonality of our businesses; intense industry competition including increasing price pressure; our ability to timely deliver, install and redeploy our rental products; significant increases in raw materials, labor, and other costs; and risks associated with operating internationally.

Our future business, financial condition and results of operations could differ materially from those anticipated by such forward-looking statements and are subject to risks and uncertainties including the risks set forth above, those discussed in Part II—Item 1A "Risk Factors" and elsewhere in our Form 10-K for the year ended December 31, 2014, and those that may be identified from time to time in our reports and registration statements filed with the SEC. Forward-looking statements are made only as of the date of this press release and are based on management's reasonable assumptions; however, these assumptions can be wrong or affected by known or unknown risks and uncertainties. Readers should not place undue reliance on these forward-looking statements and are cautioned that any such forward-looking statements are not guarantees of future performance. Except as otherwise required by law, we do not undertake any duty to update any of the forward-looking statements after the date of this press release to conform such statements to actual results or to changes in our expectations.

MCGRATH RENTCORP CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2015	2014	2015	2014

Revenues
Rental	$ 67,305	$ 65,809	$ 132,807	$ 128,239
Rental related services	17,227	15,146	32,594	28,658
Rental operations	84,532	80,955	165,401	156,897
Sales	10,968	14,170	19,755	25,208
Other	526	620	1,058	1,200
Total revenues	96,026	95,745	186,214	183,305

Costs and Expenses
Direct costs of rental operations:
Depreciation of rental equipment	19,016	17,924	37,698	35,821
Rental related services	12,901	11,366	24,800	21,673
Other	16,226	15,188	31,437	28,738
Total direct costs of rental operations	48,143	44,478	93,935	86,232
Costs of sales	6,965	9,188	12,274	16,356
Total costs of revenues	55,108	53,666	106,209	102,588
Gross profit	40,918	42,079	80,005	80,717
Selling and administrative expenses	24,453	23,840	49,665	47,251
Income from operations	16,465	18,239	30,340	33,466
Other income (expense):
Interest expense	(2,347)	(2,335)	(4,738)	(4,538)
Gain on sale of property, plant and equipment	—	812	—	812
Foreign currency exchange gain (loss)	(85)	78	(253)	(10)
Income before provision for income taxes	14,033	16,794	25,349	29,730
Provision for income taxes	5,543	6,589	10,013	11,654
Net income	$ 8,490	$ 10,205	$ 15,336	$ 18,076

Earnings per share:
Basic	$ 0.33	$ 0.39	$ 0.59	$ 0.70
Diluted	$ 0.32	$ 0.39	$ 0.58	$ 0.69
Shares used in per share calculation:
Basic	26,142	25,912	26,117	25,851
Diluted	26,273	26,220	26,272	26,223

Cash dividends declared per share	$ 0.250	$ 0.245	$ 0.500	$ 0.490

MCGRATH RENTCORP CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
(in thousands)	2015	2014

Assets
Cash	$ 739	$ 1,167
Accounts receivable, net of allowance for doubtful accounts of $2,047 in 2015 and $2,038 in 2014	93,974	101,294

Rental equipment, at cost:
Relocatable modular buildings	699,781	664,340
Electronic test equipment	269,668	261,995
Liquid and solid containment tanks and boxes	307,795	303,303
	1,277,244	1,229,638
Less accumulated depreciation	(420,755)	(403,888)
Rental equipment, net	856,489	825,750

Property, plant and equipment, net	110,422	108,628
Prepaid expenses and other assets	33,417	41,424
Intangible assets, net	9,901	10,336
Goodwill	27,808	27,808
Total assets	$ 1,132,750	$1,116,407

Liabilities and Shareholders' Equity
Liabilities:
Notes payable	$ 337,177	$ 322,478
Accounts payable and accrued liabilities	76,636	71,357
Deferred income	29,726	29,139
Deferred income taxes, net	262,388	268,902
Total liabilities	705,927	691,876

Shareholders' equity:
Common stock, no par value - authorized 40,000 shares -- issued and outstanding 26,106 shares as of June 30, 2015 and 26,051 shares as of December 31, 2014	109,232	106,469
Retained earnings	317,620	318,164
Accumulated other comprehensive loss	(29)	(102)
Total shareholders' equity	426,823	424,531
Total liabilities and shareholders' equity	$ 1,132,750	$1,116,407

MCGRATH RENTCORP CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
(in thousands)	2015	2014

Cash Flows from Operating Activities:
Net income	$ 15,336	$ 18,076
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42,171	39,982
Provision for doubtful accounts	690	1,014
Share-based compensation	1,953	1,984
Gain on sale of used rental equipment	(5,565)	(6,444)
Gain on sale of property, plant and equipment	—	(812)
Foreign currency exchange loss	253	10
Change in:
Accounts receivable	6,630	(2,448)
Prepaid expenses and other assets	8,007	(2,287)
Accounts payable and accrued liabilities	1,715	2,236
Deferred income	587	2,080
Deferred income taxes	(6,514)	1,781
Net cash provided by operating activities	65,263	55,172

Cash Flows from Investing Activities:
Purchase of rental equipment	(71,237)	(68,105)
Purchase of property, plant and equipment	(5,832)	(6,101)
Proceeds from sale of used rental equipment	11,815	13,757
Proceeds from sale of property, plant and equipment	—	2,501
Net cash used in investing activities	(65,254)	(57,948)

Cash Flows from Financing Activities:
Net repayments under bank lines of credit	34,699	(3,003)
Borrowing under Series B senior notes	—	40,000
Principal payment on Series A senior notes	(20,000)	(20,000)
Proceeds from the exercise of stock options	1,458	302
Excess tax benefit from exercise and disqualifying disposition of stock options	313	1,173
Taxes paid related to net share settlement of stock awards	(584)	(3,378)
Repurchase of common stock	(3,132)	—
Payment of dividends	(13,176)	(12,833)
Net cash provided by (used in) financing activities	(422)	2,261
Effect of exchange rate changes on cash	(15)	26
Net decrease in cash	(428)	(489)
Cash balance, beginning of period	1,167	1,630
Cash balance, end of period	$ 739	$ 1,141
Supplemental Disclosure of Cash Flow Information:
Interest paid, during the period	$ 4,896	$ 4,198
Net income taxes paid, during the period	$ 1,490	$ 8,526
Dividends accrued during the period, not yet paid	$ 6,588	$ 6,425
Rental equipment acquisitions, not yet paid	$ 8,390	$ 12,033

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Three Months Ended June 30, 2015
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$ 27,680	$ 21,889	$ 17,736	$ —	$ 67,305
Rental related services	10,488	794	5,945	—	17,227
Rental operations	38,168	22,683	23,681	—	84,532
Sales	3,831	4,832	416	1,889	10,968
Other	121	386	19	—	526
Total revenues	42,120	27,901	24,116	1,889	96,026

Costs and Expenses
Direct costs of rental operations:
Depreciation of rental equipment	4,719	10,325	3,972	—	19,016
Rental related services	7,388	692	4,821	—	12,901
Other	10,740	3,278	2,208	—	16,226
Total direct costs of rental operations	22,847	14,295	11,001	—	48,143
Costs of sales	2,711	2,165	742	1,347	6,965
Total costs of revenues	25,558	16,460	11,743	1,347	55,108

Gross Profit (Loss)
Rental	12,221	8,286	11,556	—	32,063
Rental related services	3,100	102	1,124	—	4,326
Rental operations	15,321	8,388	12,680	—	36,389
Sales	1,120	2,667	(326)	542	4,003
Other	121	386	19	—	526
Total gross profit	16,562	11,441	12,373	542	40,918
Selling and administrative expenses	11,286	5,493	6,901	773	24,453
Income (loss) from operations	$ 5,276	$ 5,948	$ 5,472	$ (231)	16,465
Interest expense					(2,347)
Foreign currency exchange loss					(85)
Provision for income taxes					(5,543)
Net Income					$ 8,490

Other Information
Average rental equipment [1]	$ 655,479	$ 269,225	$302,697
Average monthly total yield [2]	1.41%	2.71%	1.95%
Average utilization [3]	74.4%	59.5%	60.6%
Average monthly rental rate [4]	1.89%	4.56%	3.23%

1 Average rental equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
2 Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3 Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.
4 Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Three Months Ended June 30, 2014
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$ 22,679	$ 24,424	$ 18,706	$ —	$ 65,809
Rental related services	8,011	895	6,240	—	15,146
Rental operations	30,690	25,319	24,946	—	80,955
Sales	6,489	6,374	165	1,142	14,170
Other	136	444	40	—	620
Total revenues	37,315	32,137	25,151	1,142	95,745

Costs and Expenses
Direct costs of rental operations:
Depreciation of rental equipment	4,011	10,148	3,765	—	17,924
Rental related services	5,768	754	4,844	—	11,366
Other	9,441	3,068	2,679	—	15,188
Total direct costs of rental operations	19,220	13,970	11,288	—	44,478
Costs of sales	5,025	3,104	243	816	9,188
Total costs of revenues	24,245	17,074	11,531	816	53,666

Gross Profit (Loss)
Rental	9,227	11,208	12,262	—	32,697
Rental related services	2,243	141	1,396	—	3,780
Rental operations	11,470	11,349	13,658	—	36,477
Sales	1,464	3,270	(78)	326	4,982
Other	136	444	40	—	620
Total gross profit	13,070	15,063	13,620	326	42,079
Selling and administrative expenses	10,090	5,967	6,940	843	23,840
Income (loss) from operations	$ 2,980	$ 9,096	$ 6,680	$ (517)	18,239
Interest expense					(2,335)
Gain on sale of property, plant and equipment					812
Foreign currency exchange gain					78
Provision for income taxes					(6,589)
Net income					$ 10,205

Other Information
Average rental Equipment [1]	$ 585,468	$ 261,301	$286,798
Average monthly total yield [2]	1.29%	3.12%	2.17%
Average utilization [3]	70.3%	59.3%	63.2%
Average monthly rental rate [4]	1.84%	5.25%	3.44%

1 Average rental equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
2 Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3 Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.
4 Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Six Months Ended June 30, 2015
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$ 54,088	$ 44,000	$ 34,719	$ —	$ 132,807
Rental related services	19,591	1,450	11,553	—	32,594
Rental operations	73,679	45,450	46,272	—	165,401
Sales	7,091	9,772	691	2,201	19,755
Other	234	773	51	—	1,058
Total revenues	81,004	55,995	47,014	2,201	186,214

Costs and Expenses
Direct costs of rental operations:
Depreciation of rental equipment	9,280	20,477	7,941	—	37,698
Rental related services	14,169	1,390	9,241	—	24,800
Other	20,265	6,673	4,499	—	31,437
Total direct costs of rental operations	43,714	28,540	21,681	—	93,935
Costs of sales	5,024	4,704	953	1,593	12,274
Total costs of revenues	48,738	33,244	22,634	1,593	106,209

Gross Profit (Loss)
Rental	24,543	16,850	22,279	—	63,672
Rental related services	5,422	60	2,312	—	7,794
Rental operations	29,965	16,910	24,591	—	71,466
Sales	2,067	5,068	(262)	608	7,481
Other	234	773	51	—	1,058
Total gross profit	32,266	22,751	24,380	608	80,005
Selling and administrative expenses	22,642	11,611	13,819	1,593	49,665
Income (loss) from operations	$ 9,624	$ 11,140	$ 10,561	$ (985)	30,340
Interest expense					(4,738)
Foreign currency exchange loss					(253)
Provision for income taxes					(10,013)
Net Income					$ 15,336

Other Information
Average rental equipment [1]	$ 648,446	$ 266,528	$301,580
Average monthly total yield [2]	1.39%	2.75%	1.92%
Average utilization [3] Average monthly rental rate [4]	74.3% 1.87%	59.8% 4.60%	60.9% 3.15%

1 Average rental equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
2 Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3 Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.
4 Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

MCGRATH RENTCORP BUSINESS SEGMENT DATA (unaudited) Six Months Ended June 30, 2014
(dollar amounts in thousands)	Mobile Modular	TRS- RenTelco	Adler Tanks	Enviroplex	Consolidated
Revenues
Rental	$ 44,212	$ 48,184	$ 35,843	$ —	$ 128,239
Rental related services	15,328	1,617	11,713	—	28,658
Rental operations	59,540	49,801	47,556	—	156,897
Sales	11,161	11,109	691	2,247	25,208
Other	254	868	78	—	1,200
Total revenues	70,955	61,778	48,325	2,247	183,305

Costs and Expenses
Direct costs of rental operations:
Depreciation of rental equipment	7,842	20,539	7,440	—	35,821
Rental related services	11,103	1,382	9,188	—	21,673
Other	17,914	5,878	4,946	—	28,738
Total direct costs of rental operations	36,859	27,799	21,574	—	86,232
Costs of sales	8,322	5,841	691	1,502	16,356
Total costs of revenues	45,181	33,640	22,265	1,502	102,588

Gross Profit
Rental	18,456	21,767	23,457	—	63,680
Rental related services	4,225	235	2,525	—	6,985
Rental operations	22,681	22,002	25,982	—	70,665
Sales	2,839	5,268	—	745	8,852
Other	254	868	78	—	1,200
Total gross profit	25,774	28,138	26,060	745	80,717
Selling and administrative expenses	19,830	12,004	13,836	1,581	47,251
Income (loss) from operations	$ 5,944	$ 16,134	$ 12,224	$ (836)	33,466
Interest expense					(4,538)
Gain on sale of property, plant and equipment					812
Foreign currency exchange gain					(10)
Provision for income taxes					(11,654)
Net income					$ 18,076

Other Information
Average rental Equipment [1]	$ 577,951	$ 264,249	$283,819
Average monthly total yield [2]	1.27%	3.04%	2.10%
Average utilization [3]	70.2%	58.3%	61.8%
Average monthly rental rate [4]	1.82%	5.21%	3.41%

1 Average rental equipment represents the cost of rental equipment excluding accessory equipment. For Mobile Modular and Adler Tanks, Average rental equipment also excludes new equipment inventory.
2 Average monthly total yield is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment, for the period.
3 Average utilization is calculated by dividing the average month end costs of rental equipment on rent by the average month end total costs of rental equipment.
4 Average monthly rental rate is calculated by dividing the averages of monthly rental revenues by the cost of rental equipment on rent, for the period.

Reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures

To supplement the Company's financial data presented on a basis consistent with accounting principles generally accepted in the United States of America ("GAAP"), the Company presents "Adjusted EBITDA" which is defined by the Company as net income before interest expense, provision for income taxes, depreciation, amortization, and share-based compensation. The Company presents Adjusted EBITDA as a financial measure as management believes it provides useful information to investors regarding the Company's liquidity and financial condition and because management, as well as the Company's lenders, use this measure in evaluating the performance of the Company.

Management uses Adjusted EBITDA as a supplement to GAAP measures to further evaluate the Company's period-to-period operating performance, compliance with financial covenants in the Company's revolving lines of credit and senior notes and the Company's ability to meet future capital expenditure and working capital requirements. Management believes the exclusion of non-cash charges, including share-based compensation, is useful in measuring the Company's cash available for operations and performance of the Company. Because management finds Adjusted EBITDA useful, the Company believes its investors will also find Adjusted EBITDA useful in evaluating the Company's performance.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity. Adjusted EBITDA is not in accordance with or an alternative for GAAP, and may be different from non−GAAP measures used by other companies. Unlike EBITDA, which may be used by other companies or investors, Adjusted EBITDA does not include share-based compensation charges. The Company believes that Adjusted EBITDA is of limited use in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and does not accurately reflect real cash flow. In addition, other companies may not use Adjusted EBITDA or may use other non-GAAP measures, limiting the usefulness of Adjusted EBITDA for purposes of comparison. The Company's presentation of Adjusted EBITDA should not be construed as an inference that the Company will not incur expenses that are the same as or similar to the adjustments in this presentation. Therefore, Adjusted EBITDA should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP measures. The Company compensates for the limitations of Adjusted EBITDA by relying upon GAAP results to gain a complete picture of the Company's performance. Because Adjusted EBITDA is a non-GAAP financial measure as defined by the SEC, the Company includes in the tables below reconciliations of Adjusted EBITDA to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Reconciliation of Net Income to Adjusted EBITDA
(dollar amounts in thousands)	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2015	2014	2015	2014	2015	2014
Net income	$ 8,490	$10,205	$15,336	$18,076	$ 42,969	$ 42,410
Provision for income taxes	5,543	6,589	10,013	11,654	29,211	27,340
Interest	2,347	2,335	4,738	4,538	9,480	8,865
Depreciation and amortization	21,265	20,050	42,171	39,982	83,314	79,186
EBITDA	37,645	39,179	72,258	74,250	164,974	157,801
Share-based compensation	1,022	1,029	1,953	1,984	3,823	3,409
Adjusted EBITDA [1]	$38,667	$40,208	$74,211	$76,234	$168,797	$161,210

Adjusted EBITDA margin [2]	40%	42%	40%	42%	41%	42%

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities
(dollar amounts in thousands)	Three Months Ended June 30,		Six Months Ended June 30,		Twelve Months Ended June 30,
	2015	2014	2015	2014	2015	2014
Adjusted EBITDA [1]	$38,667	$40,208	$74,211	$76,234	$168,797	$161,210
Interest paid	(2,888)	(3,041)	(4,896)	(4,198)	(9,722)	(8,680)
Net income taxes paid	(1,174)	(8,187)	(1,490)	(8,526)	(15,239)	(12,821)
Gain on sale of used rental equipment	(2,696)	(3,944)	(5,565)	(6,444)	(14,489)	(13,279)
Gain on sale of property, plant and equipment	—	(812)	—	(812)	—	(812)
Foreign currency exchange (gain) loss	65	(78)	253	10	574	4
Change in certain assets and liabilities:
Accounts receivable, net	(4,613)	(6,013)	7,320	(1,434)	(4,890)	(1,798)
Prepaid expenses and other assets	1,870	(4,874)	8,007	(2,287)	(3,358)	(2,330)
Accounts payable and other liabilities	1,032	(534)	(13,164)	549	7,811	934
Deferred income	367	4,395	587	2,080	3,643	147
Net cash provided by operating activities	$30,630	$17,120	$65,263	$55,172	$133,077	$122,575

1 Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, amortization, and share-based compensation.
2 Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by total revenues for the period.
CONTACT: Keith E. Pratt
         Chief Financial Officer
         925 606 9200